UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CT COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-1837282
(State of Incorporation)	(IRS Employer Identification No.)

1000 PROGRESS PLACE NE
P.O. BOX 227	28026-0227
CONCORD, NORTH CAROLINA	(Zip Code)
(Address of principal executive offices)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange On Which
To be So Registered	Each Class Is To Be Registered

Not applicable	Not Applicable
     Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock
(Title of Class)
Rights to Purchase Common Stock
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

This Form 8-A/A (this “Amendment No. 2”) is filed by CT Communications, Inc. (the “Company”) to amend and update certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed by the Company on August 28, 1998, to reflect the adoption of certain amendments to the Company’s Rights Agreement (the “Rights Agreement”), dated as of August 27, 1998, between the Company and First Union National Bank.
Item 1. Description of Registrant’s Securities to be Registered
In connection with the negotiation of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 25, 2007, by and among the Company, Windstream Corporation (the “Parent”) and Windstream Marlin, Inc., a wholly-owned subsidiary of the Parent (“Merger Sub”), the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), entered into Amendment No. 1 to Amended and Restated Rights Agreement (“Amendment No. 1”), dated as of May 25, 2007, immediately prior to the execution of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
Amendment No. 1 provides, among other things, that neither the Parent nor any of its Subsidiaries, Affiliates or Associates, including Merger Sub (as defined in the Merger Agreement) (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by Parent or Merger Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement as the same may be amended from time to time; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction.”
In addition, pursuant to Amendment No. 1, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.
In addition, pursuant to Amendment No. 1, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction and a Share Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.
In accordance with Amendment No. 1, at the Final Expiration Date (as defined in Amendment No. 1), (a) the Rights Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Company Common Stock or any other securities of the Company.

The foregoing description of Amendment No. 1 contained herein does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (as amended) and Amendment No. 1, which are filed herewith as Exhibits 99.1 and 99.2 and incorporated herein by reference.
Item 2. Exhibits
The following documents are filed as exhibits to this registration statement.

99.1
Amended and Restated Rights Agreement, dated as of January 28, 1999 and effective as of August 27, 1998, between CT Communications, Inc. and First Union National Bank, which includes the Form of Rights Certificate as Exhibit A (incorporated by reference to Exhibit 4.2 to the Form 8-A filed January 28, 1999).

99.2
Amendment No. 1 to Amended and Restated Rights Agreement, dated May 25, 2007, between CT Communications, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed [                    ], 2007).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CT COMMUNICATIONS, INC.
By:	/s/ Ronald A. Marino
Ronald A. Marino
Chief Accounting Officer

Dated: May 31, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1
Amended and Restated Rights Agreement, dated as of January 28, 1999 and effective as of August 27, 1998, between CT Communications, Inc. and First Union National Bank, which includes the Form of Rights Certificate as Exhibit A (incorporated by reference to Exhibit 4.2 to the Form 8-A filed January 28, 1999).

99.2
Amendment No. 1 to Amended and Restated Rights Agreement, dated May 25, 2007, between CT Communications, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed May 31, 2007).